Exhibit Q1 to Item 77K


December 26, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the Eclipse Funds Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR dated December 30, 2003. We agree with the statements concerning our Firm in such Item 77K.

Yours very truly,



/s/ PricewaterhouseCoopers LLP